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                                                                     EXHIBIT 5.2


                           (JUN HE LAW OFFICES LOGO)

                                                                January 17, 2007

Mindray Medical International Limited
c/o Shenzhen Mindray Bio-Medical Electronics Co., Ltd.
Mindray Building, Keji 12th Road South
Hi-Tech Industrial Park, Nanshan
Shenzhen 518057
People's Republic of China

and

Goldman Sachs (Asia) L.L.C.
68th Floor, Cheung Kong Center
2 Queen's Road Central
Hong Kong

J.P. Morgan Securities Inc.
277 Park Avenue, 9th Floor
New York, New York 10172
United States of America

UBS AG
52/F, Two International Finance Centre
8 Finance Street, Central
Hong Kong


As representatives of the several underwriters


RE: MINDRAY MEDICAL INTERNATIONAL LIMITED

Dear Sir/Madam,

     We are qualified lawyers of the People's Republic of China (the "PRC", for the purposes of this opinion, excluding Hong Kong and Macau Special Administrative Regions and Taiwan) and as such are qualified to issue this opinion on the laws of the PRC. We have acted as PRC legal counsel to Mindray Medical International Limited, a company incorporated under the laws of Cayman Islands (the "COMPANY"), in connection with the proposed public offering by certain selling shareholders of the Company (the "OFFERING") of an aggregate of 11,282,003 American Depositary Shares ("ADSs"), each representing one Class A ordinary share, par value HK$0.001 per share, of the Company and the proposed listing and trading of such ADSs on the New York Stock Exchange (the "LISTING").

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     In connection with the Offering, the Listing and the filing of the
Company's registration statement on Form F-1 (as amended or supplemented, the "REGISTRATION STATEMENT") with the U.S. Securities and Exchange Commission (the "COMMISSION") relating to the Offering, we have been asked to provide this opinion letter as to (i) whether the Offering or the Listing is subject to any approval of, or registration with, the China Securities Regulatory Commission (the "CSRC"); and (ii) whether the initial public offering (the "IPO") of 23,000,000 ADSs, each representing one Class A ordinary share, par value HK$0.001 per share, of the Company or the listing and trading of such ADSs on the New York Stock Exchange (the "INITIAL LISTING"), completed on September 29, 2006, was, at the time the IPO and the Initial Listing were completed, subject to any approval of, or registration with, the CSRC, or is now subject to any retroactive approval of, or registration with, the CSRC.

     In rendering the opinions expressed below, we have conducted necessary due diligence over the Company and its subsidiaries in the PRC, and found that (i) the Company acquired 99.9% equity interest in Shenzhen Mindray Bio-Medical Electronic Co., Ltd. ("SHENZHEN MINDRAY") by a series of linked transactions including share transfers and capital injections (collectively, the "RESTRUCTURING"). With the approval letters issued by the PRC Ministry of Commerce (the "MOFCOM") dated February 18, 2005, July 18, 2005 and April 20, 2006, respectively, the Restructuring has been completed by April 20, 2006 before the issuance of the Rules on the Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the "M&A RULES"), which were promulgated on August 8, 2006 by six PRC regulatory agencies, including the MOFCOM, the CSRC and the State Administration of Foreign Exchange, and became effective on September 8, 2006, and the Guidelines on Domestic Enterprises Indirectly Issuing or Listing and Trading Their Stocks on Overseas Stock Exchanges promulgated by the CSRC on September 21, 2006 (the "CSRC GUIDELINES"); and (ii) after the completion of the Restructuring, the Company did not acquire any equity interests or shares in any PRC incorporated companies and there is no change in shareholding structure of the Company's subsidiaries in the PRC.

      For purposes of this opinion letter, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed necessary for issuing this opinion letter.

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      Based on the foregoing and our understanding that (i) the Restructuring has been completed before the effective date of the M&A Rules and the CSRC Guidelines and (ii) neither the M&A Rules nor the CSRC Guidelines specifically require special purpose vehicles formed for overseas listing purposes and controlled directly or indirectly by PRC persons ("SPVs"), which implement restructurings through cash acquisitions (as opposed to share swap, such as in the case of the Company), to obtain CSRC approval, we are of the opinion that on the date hereof:

(1) The Restructuring was conducted and completed in full compliance with all then effective and applicable PRC laws and regulations and did not contravene or circumvent any then applicable PRC laws or regulations;

(2) Neither the Offering nor the Listing is subject to any approval of, or registration with, the CSRC;

(3) Neither the IPO nor the Initial Listing was, at the time the IPO and the Initial Listing were completed, or is subject to any approval of or registration with the CSRC, and we are not aware up to the date hereof that the CSRC imposed, is imposing or will impose any retroactive approval and/or registration requirement in respect of the IPO or the Initial Listing; and


(4) The CSRC or other PRC regulatory agencies may further clarify the applicability of the M&A Rules and the CSRC Guidelines on SPVs (such as the Company) with respect to the listing and trading of their stocks on overseas stock exchanges and we cannot rule out the possibility for the CSRC or other PRC regulatory agencies to interpret the M&A Rules and/or the CSRC Guidelines differently from our foregoing understandings. If in any event that the CSRC approval is applicable to the Company's case under the M&A Rules or the CSRC Guidelines, the Company has a legal basis to apply for the CSRC's waiver or grandfathering for such approval in respect of the IPO, the Initial Listing, the Offering and the Listing. Further, we find no legal ground under the M&A Rules or the CSRC Guidelines for the Company to be penalized or otherwise legally adversely affected for or in respect of the IPO, the Initial Listing, the Offering or the Listing.

     The above opinions are subject to the effect of any future change, amendment, alteration or adoption of any PRC laws, regulations, rules, official guidelines or judicial or regulatory interpretations.

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     The foregoing opinions are strictly limited to matters of the laws in the
PRC effective as of the date hereof. We have not investigated, and we do not express or imply any opinion whatsoever with respect to the laws of any other jurisdiction, and we have assumed that no such other laws would affect the opinions stated herein. This opinion letter is rendered to you and is intended to be used in the context which is specifically referred to herein. This opinion letter is solely for your benefit in connection with the Offering and the Listing. Except otherwise stated herein, this opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, or relied upon by anyone else except you and your respective legal counsels.

     We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement and to the use of and references to our name in the prospectus included in the Registration Statement, filed by the Company with the Commission under the U.S. Securities Act of 1933, as amended.

Yours sincerely,

/s/ Jun He Law Offices

Jun He Law Offices



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